Question

Why did General and Administrative expense decline by approximately $1.1 million in the first quarter of 2010 as compared to the fourth quarter of 2009?

Answer

The decrease in General and Administrative expense was primarily due to a non-recurring adjustment recorded in Q4 of 2009 related to taxes.